Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-8 No. 333-239590 pertaining to the Amended and Restated 2014 Omnibus Incentive Plan of Dave & Buster's Entertainment, Inc.,

(2) Form S-8 No. 333-199239 pertaining to the 2014 Omnibus Incentive Plan and 2010 Management Incentive Plan of Dave & Buster's Entertainment, Inc., and

(3) Form S-3 No. 333-237664 of Dave & Buster's Entertainment, Inc.

of our report dated September 7, 2022, with respect to the consolidated financial statements of Ardent Leisure US Holding, Inc. for the year ended June 28, 2022, included in this Current Report on Form 8-K of Dave & Buster's Entertainment, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

September 7, 2022